Exhibit 99.1

Atossa Therapeutics Announces Full Year 2024 Financial Results and Provides

Corporate Update

Ended 2024 with $71.1 million of cash and cash equivalents and no debt

Conference Call and Webcast Scheduled for Tuesday, March 25, 2025, at 8:30 a.m. Eastern Time

SEATTLE, March 25, 2025 -- Atossa Therapeutics, Inc. (Nasdaq: ATOS) (“Atossa” or the “Company”), a clinical-stage biopharmaceutical company developing innovative medicines for breast cancer, today announced its financial results for the full year ended December 31, 2024 and provided an update on recent company developments.

Fourth Quarter and Early 2025 Highlights

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Strategic Decision to Pursue Metastatic Breast Cancer Indication: Atossa plans to advance its lead program, (Z)-endoxifen, to target metastatic breast cancer. The Company believes this approach may offer a more streamlined regulatory pathway to deliver (Z)-endoxifen to patients with urgent unmet medical needs, as the current treatment options for metastatic breast cancer often provides limited durability of response and substantial side effects. (Z)-endoxifen—a potent and well-tolerated selective estrogen receptor modulator (SERM)—has shown encouraging signs in previous clinical trials, which Atossa believes supports its potential to fill this critical gap in treatment. Atossa also intends to continue engagement with the U.S. Food and Drug Administration (FDA) to advance additional indications, including breast cancer prevention and neoadjuvant therapy, which typically require larger and longer clinical trials.
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Tolerability and Pharmacokinetic Data from Phase 2 Evangeline Trial: Atossa presented three posters at the San Antonio Breast Cancer Symposium (SABCS) highlighting pharmacokinetic (PK) and tolerability data from the Phase 2 EVANGELINE trial. This randomized, non-inferiority study evaluates (Z)-endoxifen in premenopausal women with primary ER+/HER2- breast cancer as a neoadjuvant treatment. Substantial tumor suppression was observed across all dosing levels, with or without ovarian function suppression (OFS or goserelin). The 4-week Ki-67 ≤ 10 percent response rate was generally above 85 percent across dose levels, with or without the presence of OFS. Overall, (Z)-endoxifen was well tolerated and target tissue steady state concentration (Css) levels were achieved without significant Grade3 or 4 toxicities. Given the gynecologic events that were previously reported in the 80 mg groups, the study is expected to continue under an amended protocol as a randomized trial that compares (Z)-endoxifen 40 mg per day with OFS to exemestane plus OFS, using the 4-week Ki-67 reduction as the primary endpoint. Additionally, the trial is expected to include a single arm cohort with a 40 mg (Z)-endoxifen monotherapy neoadjuvant treatment, using a 24-week Ki-67 endpoint.
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Full Results from Phase 2 KARISMA-Endoxifen Study: Additional SABCS data showcased the potential of low-dose (Z)-endoxifen to significantly reduce mammographic breast density (MBD). In the trial, a 1 mg dose reduced MBD by 17.3 percentage points (p<0.01), while a 2 mg dose achieved a 23.5 percentage-point reduction (p<0.01), compared to just 0.27 percentage points in the placebo arm, which we believe highlights the effectiveness of the lower dose in achieving significant reductions. Importantly, no significant differences in adverse events of special interest were observed between the 1 mg dose and the placebo. The 2 mg dose was associated with higher rates of hot flashes, night sweats and vaginal discharge compared to the placebo group. We believe these findings further support the therapy’s favorable safety and efficacy profile.

“Metastatic breast cancer remains an area of critical unmet need, where improved therapies are urgently required,” said Steven Quay, M.D., Ph.D., President and Chief Executive Officer of Atossa. “(Z)-endoxifenhas demonstrated promising anti-estrogenic and anti-tumor effects alongside a favorable tolerability profile, which we believe positions it as a potential next-generation therapy. We believe that pursuing an initial approval in metastatic breast cancer could offer a more efficient regulatory pathway, potentially enabling us to make (Z)-endoxifen available sooner to the patients who need it most. We also believe this strategy further supports our ability to expand the broader potential of (Z)-endoxifen to address multiple stages of breast cancer, from reducing tumor growth to preventing recurrence after successful treatment.”

Conference Call Information:

The webcast will be available at the investor relations section of the Company'swebsite at atossatherapeutics.com. Alternatively, to access the conference call by telephone, U.S.-based callers should dial 1-800-836-8184 and international listeners should dial 1-646-357-8785. All listeners should provide the operator with the conference call name "Atossa Therapeutics Business Update" to join.

Following the conclusion of the conference call, a replay will be available for 30 days on the investor relations section of the Company's website at atossatherapeutics.com.

Comparison of Years Ended December 31, 2024 and 2023

Operating Expenses. Total operating expenses were $27.6 million for the year ended December 31, 2024, which was a decrease of $3.8 million, from the year ended December 31, 2023 of $31.4 million. Factors contributing to the decreased operating expenses in the year ended December 31, 2024 are explained below.

Research & Development (R&D) Expenses. The following table provides a breakdown of major categories within R&D expenses for the years ended December 31, 2024 and 2023, together with the dollar change in those categories (dollars in thousands):

		Year Ended December 31, 2024	Year Ended December 31, 2023	Increase (Decrease)	% Increase (Decrease)
Research and Development Expense
	Clinical and pre-clinical trials	$10,107	$12,722	$(2,615)	(21)%
	Compensation	2,928	3,474	(546)	(16)%
	Professional fees and other	1,082	1,138	(56)	(5)%
	Research and Development Expense Total	$14,117	$17,334	$(3,217)	(19)%

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Clinical and pre-clinical trial expense decreased $2.6 million for the year ended December 31, 2024 compared to the prior year due to a decrease in spending for the (Z)-endoxifen trials, including a decrease in drug development costs.

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The decrease in R&D compensation expense of $0.5 million for the year ended December 31, 2024 compared to the prior year was primarily due to a decrease in non-cash stock-based compensation expense of $0.9 million. Non-cash stock-based compensation expense decreased compared to the prior year due to the weighted average fair value of stock options amortizing in 2024 being lower than 2023. The decrease in compensation expense was partially offset by an increase in cash compensation expense of $0.4 million due to the hiring in early 2024 of additional R&D employees.

General and Administrative (G&A) Expenses. The following table provides a breakdown of major categories within G&A expenses for the years ended December 31, 2024 and 2023, together with the dollar change in those categories (dollars in thousands):

		Year Ended December 31, 2024	Year Ended December 31, 2023	Increase (Decrease)	% Increase (Decrease)
General and Administrative Expense
	Compensation	$5,458	$7,388	$(1,930)	(26)%
	Professional fees and other	7,164	5,367	1,797	33%
	Insurance	882	1,288	(406)	(32)%
	General and Administrative Expense Total	$13,504	$14,043	$(539)	(4)%

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The decrease in G&A compensation expense of $1.9 million for the year ended December 31, 2024 compared to the prior year was due to a decrease in both cash compensation and non-cash stock-based compensation expense. Non-cash stock-based compensation expense decreased by $1.4 million for the year ended December 31, 2024 compared to the prior year due to the weighted average fair value of stock options amortizing in 2024 being lower than in 2023. Cash compensation decreased by $0.5 million for the year ended December 31, 2024 compared to the prior year primarily due to salary and bonus severance expense of $0.6 million related to the departure of our former Chief Financial Officer in 2023.

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G&A professional fees and other expense increased by $1.8 million for the year ended December 31, 2024 compared to the prior year primarily due to the increase in legal fees of $1.1 million for the year ended December 31, 2024. Legal costs for the PGR litigation and patent defense in 2024 increased $0.7 million, and we also incurred legal costs associated with the filing of our Registration Statement on FormS-3 and the establishment of our ATM facility of $0.4 million. Investor relations expense increased by $0.3 million for the year ended December 31, 2024 compared to the prior year due to an increase in investor outreach costs. Accounting fees also increased by $0.3 million for the year ended December 31, 2024 compared to the prior year due to procedures needed from both current and former auditors related to the Registration Statement on FormS-3 and our ATM facility.

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The decrease in G&A insurance expense of $0.4 million for the year ended December 31, 2024 compared to the prior year was due to lower negotiated insurance premiums for the same or better coverage in 2024.

Interest Income. Interest income of $4.1 million for the year ended December 31, 2024 represented a decrease of $0.2 million compared to the prior year and was primarily due to a decrease in funds invested in the money market account.

Impairment Charge on Investment in Equity Securities. For the years ended December 31, 2024 and 2023, we wrote down our investment in equity securities by $1.7 million and $3.0 million, respectively, due to impairment of our investment in Dynamic Cell Therapies, Inc.

About (Z)-Endoxifen

(Z)-endoxifen is one of the most potent Selective Estrogen Receptor Modulator (SERM) for estrogen receptor inhibition and may cause estrogen receptor degradation. It has also been shown to have efficacy in the setting of patients with tumor resistance to other hormonal treatments. In addition to its potent anti-estrogen effects, (Z)-endoxifen has been shown to target PKCβ1, a known oncogenic protein, at clinically attainable blood concentrations. Finally, (Z)-endoxifen appears to deliver similar or even greater bone agonistic effects while resulting in little or no endometrial proliferative effects compared with standard treatments, like tamoxifen.

Atossa is developing a proprietary oral formulation of (Z)-endoxifen that is encapsulated to bypass the stomach, as acidic conditions in the stomach convert a significant proportion of (Z)-endoxifen to the inactive (E)-endoxifen. Atossa’s(Z)-endoxifen has been shown to be well tolerated in clinical studies of women with and without breast cancer. (Z)-endoxifen is currently being studied in four Phase 2 trials: one in women diagnosed with ductal carcinoma in situ, and three other studies including the EVANGELINE study and two I-SPY studies in women with ER+/HER2- breast cancer. Atossa’s (Z)-endoxifen is protected by three issued U.S. patents and numerous pending patent applications.

About Atossa Therapeutics

Atossa Therapeutics, Inc. (Nasdaq: ATOS) is a clinical-stage biopharmaceutical company dedicated to transforming breast cancer treatment through innovative science and patient-focused solutions. The company’s lead product candidate, (Z)-endoxifen, is a highly potent SERM designed for use across the breast cancer spectrum, including prevention, neoadjuvant, adjuvant, and metastatic settings. Atossa is committed to advancing its robust clinical research programs to improve patient outcomes while creating sustainable value for shareholders. For more information, visit atossatherapeutics.com.

FORWARD LOOKING STATEMENTS

This press release contains certain information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We may identify these forward-looking statements by the use of words such as “expect,” “potential,” “continue,” “may,” “will,” “should,” “could,” “would,” “seek,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “design,” “predict,” “future,” or other comparable words. All statements made in this press release that are not statements of historical fact, including statements regarding data related to the (Z)-endoxifen program, the safety, tolerability and efficacy of (Z)-endoxifen, the potential of (Z)-endoxifen as a breast cancer prevention and treatment agent, the potential indications that the Company may pursue for (Z)-endoxifen, the potential for (Z)-endoxifen to receive regulatory approval, benefits of the Company’s strategy of pursuing a metastatic indication for (Z)-endoxifen, the expected design and enrollment of trials and timing of data and related publications, and the potential market and growth opportunities for the Company, are forward-looking statements. Forward-looking statements in this press release are subject to risks and uncertainties that may cause actual results, outcomes, or the timing of actual results or outcomes, to differ materially from those projected or anticipated, including risks and uncertainties associated with: our ability to obtain patent coverage for our product candidates; macroeconomic conditions and increasing geopolitical instability; the expected timing of releasing data; any variation between interim or preliminary and final clinical results or analysis; actions and inactions by the FDA and foreign regulatory bodies; the outcome or timing of regulatory approvals needed by Atossa, including those needed to continue our planned (Z)-endoxifen trials; our ability to satisfy regulatory requirements; our ability to regain compliance or maintain compliance with the continued listing requirements of the Nasdaq Stock Market; our ability to successfully develop and commercialize new therapeutics; the success, costs and timing of our development activities, including our ability to successfully initiate or complete our clinical trials, including our (Z)-endoxifen trials; our anticipated rate of patient enrollment; our ability to contract with third-parties and their ability to perform adequately; our estimates on the size and characteristics of our potential markets; our ability to successfully defend litigation and other similar complaints and to establish and maintain intellectual property rights covering our products; whether we can successfully complete our clinical trial of oral (Z)-endoxifen in women with mammographic breast density and our trials of (Z)-endoxifen in women with breast cancer, and whether the studies will meet their objectives; our expectations as to future financial performance, expense levels and capital sources, including our ability to raise capital; our ability to attract and retain key personnel; our anticipated working capital needs and expectations around the sufficiency of our cash reserves; and other risks and uncertainties detailed from time to time in Atossa’s filings with the Securities and Exchange Commission, including without limitation its Annual Reports on Form 10-K and Quarterly Reports on 10-Q. Forward-looking statements are presented as of the date of this press release. Except as required by law, we do not intend to update any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

Contact:

Michael Parks
VP, Investor and Public Relations
484-356-7105

michael.parks@atossainc.com

ATOSSA THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	As of December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$71,084	$88,460
Restricted cash	110	110
Prepaid materials	2,098	1,487
Prepaid expenses and other current assets	1,165	2,162
Total current assets	74,457	92,219
Investment in equity securities	—	1,710
Other assets	1,987	2,323
Total assets	$76,444	$96,252
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$679	$806
Accrued expenses	919	973
Payroll liabilities	1,862	1,654
Other current liabilities	1,507	1,803
Total current liabilities	4,967	5,236
Total liabilities	4,967	5,236

Commitments and contingencies	—	—

Stockholders' equity
Convertible preferred stock - $0.001 par value; 10,000,000 shares authorized; 582 shares issued and outstanding as of December 31, 2024 and 2023	—	—
Common stock - $0.18 par value; 350,000,000 and 175,000,000 shares authorized as of December 31, 2024 and 2023, respectively; 129,170,004 and 125,304,064 shares issued and outstanding as of December 31, 2024 and 2023, respectively	23,488	22,792
Additional paid-in capital	261,256	255,987
Treasury stock, at cost; 1,320,046 shares of common stock at December 31, 2024 and 2023	(1,475)	(1,475)
Accumulated deficit	(211,792)	(186,288)
Total stockholders' equity	71,477	91,016
Total liabilities and stockholders' equity	$76,444	$96,252

ATOSSA THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share data)

	For the Year Ended December 31,
	2024	2023
Operating expenses
Research and development	$14,117	$17,334
General and administrative	13,504	14,043
Total operating expenses	27,621	31,377
Operating loss	(27,621)	(31,377)
Impairment charge on investment in equity securities	(1,710)	(2,990)
Interest income	4,050	4,343
Other expense, net	(223)	(70)
Loss before income taxes	(25,504)	(30,094)
Income tax benefit	—	—
Net loss	(25,504)	(30,094)
Net loss per share of common stock - basic and diluted	$(0.20)	$(0.24)
Weighted average shares outstanding used to compute net loss per share - basic and diluted	125,859,276	126,081,602